Exhibit 99.1

Stem Cell Therapy International, Inc.

13406 Racetrack Road #233,

Tampa, FL 33626

DR. HOON HAN ELECTED CHAIRMAN OF THE BOARD OF STEM CELL

THERAPY INTERNATIONAL

TAMPA, Fla. – February 9, 2010 – Stem Cell Therapy International, Inc. (OTCBB: SCII) announced that Dr. Hoon Han has been elected Chairman of the Company’s Board of Directors effective immediately.

The Company also announced the resignation of Lixian (John) Jiang from all positions with the Company. Lixian (John) Jiang continues to be interested in assisting the Company in an advisory capacity when the Company forms its medical advisory committee.

David Stark, President and CEO of SCII, commented, “At this important point in our Company’s development, we welcome Dr. Han’s leadership of our Board of Directors. With his distinguished career in both the research and treatment of incurable diseases through the use of stem cells, Dr. Han is an excellent addition to our Board who will bring a valued perspective. He is well respected within the medical community and his knowledge, experience and leadership will contribute significantly to our Company, as we navigate the merger between Histostem and Stem Cell Therapy with the goal of growing our Company and increasing shareholder value.”

“On another note, we thank John Jiang for his work on behalf of SCII and wish him well in his future endeavors,” Mr. Stark concluded.

“I am very pleased to have the opportunity to work with my fellow SCII board members to transition the Company to its next level of accomplishment.” Dr. Hoon Han stated. “I believe my career experience as a medical practitioner and researcher in the field of regenerative medicine will position me to bring a unique perspective to the leadership of the SCII board and I look forward to making a positive contribution towards the Company’s goals.”

Dr. Han is the President and Chief Executive Officer of HistoStem Co., Ltd. where he established the first cord blood bank, the first bone marrow bank and the first stem cell bank in Korea. Among his career highlights, Dr. Han has successfully performed a bone marrow transplant between a father and son; he has conducted research proving the existence of stem cells in cord blood and he has developed a cure for intractable diseases such as Buerger’s disease using cord blood stem cells. Dr. Han holds a PhD and an MD from the Catholic Medical University in Seoul, Korea and he has served as a research professor at the University of Southern California Los Angeles, as well as at the Catholic Medical University. He is the Vice President of the Institution of Medical Science,

Catholic Medical University; the Chairman of the Korea Society for Biomaterials and a member and director of Experimental Hematology.

About Stem Cell Therapy International, Inc.

Stem Cell Therapy International, Inc. (OTC; SCII) is in the field of regenerative medicine. SCII (soon to have its name changed to AmStem Corporation) is a company devoted to the treatment of patients with stem cell transplantation therapy as well as providing the supplies of biological solutions containing new lines of stem cell products.

About AmStem International Corporation

AmStem International Corporation (“AmStem”) is a new biotechnology company based in Northern California, in the watershed of stem cell innovation fueled by President Obama’s recent announcement to lift Federal funding limitations for stem cell research. AmStem provides biotherapeutic and cosmetic stem cell products, stem cell collection and storage know-how, and access to nanotechnology vital to cutting edge stem cell research. Its web site is under construction at www.amsteminc.com.

About Histostem Co. Ltd.

Histostem was founded in Seoul, Korea in 2000, to date it has treated more than 500 patients with stem cells and currently has approximately 50 full-time employees and several part-time employees. Histostem’s intellectual property portfolio consists of 6 patents that have been granted and 5 patents pending. To its knowledge, Histostem is one of the very few stem cell companies in the world currently earning several million dollars in income from its products and technology. A comprehensive list of Histostem’s achievements can be found at the company’s website http://www.histostem.co.kr (click on English version when entering the site).

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for Stem Cell Therapy International, Inc., may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, our ability to successfully complete clinical trials and our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

CONTACTS:

Stem Cell Therapy International, Inc.

(813) 283-2556

Investor relations:

Jennifer Belodeau/John Nesbett

Institutional Marketing Services (IMS)

203.972.9200

IR@amsteminc.com

David Stark, CEO

DStark@amsteminc.com

Andrew Norstrud, CFO

Anorstrud@amsteminc.com